Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS THIRD QUARTER 2015 RESULTS

Tremendous changes at Forestar including four key initiatives:

•	Reducing costs across the entire organization

•	Reviewing entire portfolio of assets

•	Reviewing capital structure

•	Reviewing additional disclosures

AUSTIN, TEXAS, November 4, 2015—Forestar Group Inc. (NYSE: FOR) (“Forestar” or the “Company”)today reported a third quarter 2015 net loss of approximately ($164.2) million, or ($4.79) per share outstanding, compared with third quarter 2014 net income of approximately $5.2 million, or $0.12 per share outstanding. Third quarter 2015 results include charges of approximately ($153.9) million, or ($4.48) per share, related to a deferred tax asset valuation allowance, impairment of proved properties and unproved leasehold interests associated with non-core oil and gas assets, and severance related charges. To the extent the Company generates sufficient future taxable income, the Company may utilize the tax deductions represented by the deferred tax asset in future tax returns notwithstanding the valuation allowance. Excluding special items, third quarter 2015 net loss was approximately ($10.3) million, or ($0.31) per share.

	Third Quarter
	2015	2014

Net income (loss) per share - as reported	($4.79)	$0.12

Special items per share:
Deferred tax asset valuation allowance	2.88	—
Proved property impairments - oil & gas	1.24	—
Unproved leasehold interest impairments - oil & gas	0.30	—
Severance related charges	0.06	—
Total special items per share (after-tax)	$4.48	$—
Net income (loss) per share - excluding special items	($0.31)	$0.12

Focusing on Residential Housing Development, Significantly Reducing Costs and Reviewing Alternatives
“Forestar has made tremendous changes at the Board and management levels. We are focused on creating shareholder value through our core residential housing development business. In addition, we are focused on four key initiatives: to significantly reduce costs across our entire business, review our entire portfolio of assets, review our capital structure to match our real estate focus going forward, and review additional disclosures,” said Phil Weber, Chief Executive Officer of Forestar. “We have taken actions to eliminate over $13 million in general administrative and segment operating expenses, representing a 2016 cost reduction of approximately 22% compared to 2015 run rate levels. Going forward, we expect additional cost reductions as we focus on our core residential housing development business.”
Residential Housing Demand Stable, Despite Construction and Permitting Delays
“We continue to see stable market demand for our communities, with over 1,440 lots currently under option contracts with builders, with average residential lot prices up 4% compared with third quarter 2014. Multifamily construction activity continued on four existing projects, with two additional multifamily developments, 360° in Denver and Acklen in Nashville, currently nearing completion and experiencing solid leasing activity. In addition, our two stabilized multifamily projects, Eleven in Austin and Midtown near Dallas, are both nearly 95% leased and generating effective rents above our initial underwriting.”

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

Third Quarter 2015 Significant Highlights (Includes Ventures)

•	Sold 301 developed residential lots for over $76,600 per lot and average gross profit of over $30,500 per lot

•	Sold 220 acres of residential tracts for over $2,800 per acre

•	Sold 4,616 acres of undeveloped land for $2,190 per acre, principally from a 50% joint venture

Segment Financial Results:

($ in millions)	Q3 2015	Q3 2014	Q2 2015
Segment Revenues	$28.0	$32.4	$39.4
Segment Earnings	$5.2	$16.0	$15.5

Real estate segment earnings declined in third quarter 2015 compared with the prior year principally due to a $7.6 million gain in third quarter 2014 associated with acquisition of our partner's interest in the Eleven multifamily venture, decreased residential lot sales activity and $1.8 million of interest income in third quarter 2014 related to a loan secured by a mixed-use real estate community in Houston. Third quarter 2015 lot sales reflect the impact of construction and inspection delays associated with abnormally wet weather conditions in second quarter 2015. Real estate segment earnings declined in third quarter 2015 compared with second quarter 2015 principally due to lower residential lot sales activity.

OIL AND GAS

Third Quarter 2015 Significant Highlights (Includes Ventures)

•
Incurred non-cash impairment charges of approximately ($81) million related to proved properties and unproved leasehold interests, principally in North Dakota, Nebraska and Kansas, primarily due to the continued decline in oil and gas prices

•	Reduced operating expenses by approximately 36% compared with third quarter 2014

•	Generated over $11 million in proceeds from the sale of approximately 240 net mineral acres in the Bakken/Three Forks and 9,700 net mineral acres in Oklahoma, and 27 gross / 4 net producing wells

Segment Financial Results:

($ in millions)	Q3 2015	Q3 2014	Q2 2015
Segment Revenues	$13.5	$24.1	$16.2
Segment Earnings (Loss)	($86.2)	$6.0	($56.9)

“Through the successful execution of our initiatives to significantly reduce costs and capital expenditures, the oil and gas segment generated over $18 million in positive cash flow in third quarter 2015, including $11 million from non-core asset sales, compared with ($4) million in negative cash flow in third quarter 2014. Going forward, our oil and gas segment is positioned to generate positive cash flow at third quarter-end 2015 commodity prices,” concluded Mr. Weber.

Oil and gas segment results decreased in third quarter 2015 compared with third quarter 2014 and second quarter 2015 principally due to non-cash asset impairment charges of ($81) million, of which ($65) million is related to proved properties and ($16) million is related to unproved leasehold interests, principally due to the continued decline in oil and gas prices. Total oil and liquids production increased 18% in third quarter 2015 compared with third quarter 2014, driven by new wells commencing production in the Bakken / Three Forks formations in North Dakota. In addition, total oil and gas segment operating expenses were down approximately 36% in third quarter 2015 compared with third quarter 2014, principally due to lower staffing costs and initiatives to reduce oil and gas operating expenses. Second quarter 2015 oil and gas segment results include approximately ($57) million in non-cash charges principally related to impairment of proved properties and unproved leasehold interests and exploratory dry hole costs.

OTHER NATURAL RESOURCES

Third Quarter 2015 Significant Highlights (Includes Ventures)

•	Sold over 60,000 tons of fiber for $12.41 per ton

•	97,000 acres under lease for recreational purposes at $8.93 per acre

Segment Financial Results:

($ in millions)	Q3 2015	Q3 2014	Q2 2015
Segment Revenues	$1.7	$2.3	$1.9
Segment Earnings (Loss)	($0.1)	$0.7	($0.0)

Third quarter 2015 other natural resources segment results decreased compared with prior year principally due to lower fiber sales and almost $0.4 million in earnings in third quarter 2014 associated with a groundwater reservation agreement and gain on sale of water rights related to a real estate project in Colorado. Third quarter 2015 other natural resources segment results decreased compared with second quarter 2015 principally due to lower fiber pricing.

OUTLOOK

Forestar Target Residential Housing Markets Supported by Favorable Fundamentals
“Residential real estate market conditions continue to reflect relatively stable supply and demand fundamentals in our target markets. Despite a slowdown in job growth in Houston, lower housing and finished lot inventories are driving steady demand for our communities which are principally focused on first and second move-up markets, the largest segments of the new home construction market. With stable market demand for our communities and over 1,440 lots currently under option contracts with builders, the company anticipates lot sales in 2015 to be in the range of 1,400 - 1,600 lots.”
“Multifamily market conditions remain solid in our target markets, and our Midtown Cedar Hill multifamily project near Dallas is currently under contract and expected to close by year-end. Going forward, we will continue to strategically invest in multifamily development opportunities, principally located in urban core and other strong sub-markets where the company can achieve attractive risk-adjusted returns.”
Significantly Lower Costs and Focus on Core Residential Housing Development Business
“We are focused on executing our core residential housing development business. In addition, we have restructured our oil and gas business by significantly lowering operating expenses and reducing capital expenditures to generate positive cash flow at third quarter-end 2015 commodity pricing. We are also evaluating our entire portfolio of assets and expect to further reduce corporate and other segment operating expenses as we align the company’s cost structure with our core real estate businesses to maximize long-term shareholder value,” said Mr. Weber.

Chief Real Estate Officer Planning 2016 Retirement
The Company also announced today that Bruce Dickson, Chief Real Estate Officer, plans to retire on March 31, 2016. “We thank Bruce for his outstanding leadership of our real estate segment since 2011, and for his many other contributions to Forestar. We wish Bruce the very best following his retirement next year,” concluded Mr. Weber.

The Company will host a conference call on November 4, 2015 at 10:00 am ET to discuss results of third quarter 2015. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-855-546-9555 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-412-455-6094. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-855-859-2056 in North America and at 1-404-537-3406 outside North America. The password for the replay is 56791336.

About Forestar Group
Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At third quarter-end 2015, the real estate segment owns directly or through ventures 106,000 acres of real estate located in 12 states and 15 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 80 entitled, developed and under development projects in 11 states and 14 markets encompassing 10,700 acres, comprised of 17,400 planned residential lots and approximately 1,900 commercial acres. The oil and gas segment includes approximately 914,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 324,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater rights on approximately 1.4 million surface acres in Texas, Louisiana, Georgia and Alabama and groundwater production from leases on about 20,000 surface acres in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Third Quarter		First Nine Months
	2015	2014	2015	2014
	(In thousands)
Revenues:
Real estate	$27,957	$32,445	$100,196	$153,098
Oil and gas	13,485	24,145	42,835	66,076
Other natural resources	1,726	2,250	5,372	7,284
Total revenues	$43,168	$58,840	$148,403	$226,458
Segment earnings (loss):
Real estate	$5,154	$15,987	$29,747	$66,859
Oil and gas	(86,192)	6,002	(146,000)	16,331
Other natural resources	(77)	669	(511)	2,220
Total segment earnings (loss)	(81,115)	22,658	(116,764)	85,410
Items not allocated to segments:
General and administrative expense	(8,343)	(5,190)	(19,540)	(15,924)
Share-based and long-term incentive compensation expense	(2,245)	(991)	(5,726)	(4,523)
Interest expense	(8,315)	(8,634)	(25,851)	(21,507)
Other corporate non-operating income	38	139	133	391
Income (loss) before taxes	(99,980)	7,982	(167,748)	43,847
Income tax (expense) benefit (a)	(64,236)	(2,755)	(39,133)	(15,464)
Net income (loss) attributable to Forestar Group Inc.	$(164,216)	$5,227	$(206,881)	$28,383

Net income (loss) per common share:
Diluted	$(4.79)	$0.12	$(6.04)	$0.65

Weighted average common shares outstanding (in millions):
Diluted (b)	34.3	43.9	34.2	43.8

	Third Quarter
Supplemental Financial Information:	2015	2014
	(In thousands)
Cash and cash equivalents	$92,640	$170,606

Senior secured notes	250,000	250,000
Convertible senior notes, net of discount	105,672	102,368
Tangible equity unit notes, net of discount	10,899	19,192
Other debt (c)	68,724	57,735
Total debt	$435,295	$429,295
Net debt	$342,655	$258,689
 _____________________

(a)
Income tax provision for third quarter 2015 was ($64.2) million which includes a ($98.9) million valuation allowance for our deferred tax asset and is net of an income tax benefit of $34.7 million associated with our third quarter 2015 pre-tax losses.

(b)
Weighted average diluted shares outstanding during third quarter and first nine months 2015 exclude 7.9 million shares associated with tangible equity units issued during fourth quarter 2013. The actual number of shares to be issued in December 2016 will be between 6.5 million - 7.9 million shares based on the market value of our stock. Weighted average diluted shares outstanding during third quarter and first nine months 2014 includes 7.9 million shares associated with tangible equity units issued during fourth quarter 2013.

(c)
Other debt for third quarter-end 2015 consists principally of $48.1 million in senior secured loans for two multifamily properties, and excludes unconsolidated venture debt and outstanding letters of credit of approximately $144.0 million and $16.2 million, respectively.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2015	2014	2015	2014
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	301	323	1,109	1,834
Revenue per Lot Sold	$76,623	$73,653	$75,019	$54,354
Commercial Acres Sold	3	4	56	7
Revenue per Commercial Acre Sold	$28,037	$589,203	$216,997	$369,874
Undeveloped Acres Sold	4,616	637	6,595	13,174
Revenue per Acre Sold	$2,190	$3,179	$2,411	$2,249
Owned & Consolidated Ventures:
Residential Lots Sold	186	286	699	1,603
Revenue per Lot Sold	$76,232	$72,352	$73,287	$52,052
Commercial Acres Sold	3	—	27	3
Revenue per Commercial Acre Sold	$28,037	$—	$109,802	$96,774
Undeveloped Acres Sold	744	637	2,378	12,916
Revenue per Acre Sold	$2,900	$3,179	$2,911	$2,248
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	115	37	410	231
Revenue per Lot Sold	$77,256	$83,711	$77,973	$70,325
Commercial Acres Sold	—	4	29	4
Revenue per Commercial Acre Sold	$—	$589,203	$311,995	$589,203
Undeveloped Acres Sold	3,872	—	4,217	258
Revenue per Acre Sold	$2,053	$—	$2,129	$2,306

THIRD QUARTER 2015
REAL ESTATE PIPELINE

Real Estate	Entitled Acres	Developed & Under Development Acres	Total Acres (a)
Residential
Owned	6,902	653
Ventures	1,075	157	8,787
Commercial
Owned	1,065	525
Ventures	210	103	1,903
Total Acres	9,252	1,438	10,690

Estimated Residential Lots	14,930	2,437	17,367
 _____________________

(a)	Excludes acres associated with commercial and income producing properties, 70,769 undeveloped timberland acres and 24,430 acres in the entitlement process.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at third quarter-end 2015 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			24,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at third quarter-end 2015 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	313	2	3
Pinery West	Douglas	100%	86	—	20	106
Stonebraker	Weld	100%	—	603	—	—
Georgia
Seven Hills	Paulding	100%	843	240	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
West Oaks	Cobb	100%	—	57	—	—
Other projects (17)	Various	100%	245	2,258	—	695
North & South Carolina
Habersham	York	100%	20	167	—	—
Walden	Mecklenburg	100%	—	387	—	—
Tennessee
Beckwith Crossing	Wilson	100%	—	99	—	—
Morgan Farms	Williamson	100%	86	87	—	—
Scales	Williamson	100%	—	87	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
Texas
Arrowhead Ranch	Hays	100%	—	381	—	11
Bar C Ranch	Tarrant	100%	366	739	—	—
Barrington Kingwood	Harris	100%	170	10	—	—
Cibolo Canyons	Bexar	100%	954	815	130	56
Harbor Lakes	Hood	100%	231	—	21	—
Hunter’s Crossing	Bastrop	100%	510	—	54	49
Imperial Forest	Harris	100%	—	428	—	—
La Conterra	Williamson	100%	202	—	3	55
Lakes of Prosper	Collin	100%	151	136	4	—
Lantana	Denton	100%	1,220	544	14	—
Maxwell Creek	Collin	100%	941	60	10	—
Oak Creek Estates	Comal	100%	273	281	13	—
Parkside	Collin	100%	8	192	—	—
River's Edge	Denton	100%	—	202	—	—
Stoney Creek	Dallas	100%	231	477	—	—
Summer Creek Ranch	Tarrant	100%	983	268	35	44
Summer Lakes	Fort Bend	100%	675	394	56	—

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Summer Park	Fort Bend	100%	69	130	28	68
The Colony	Bastrop	100%	455	1,430	22	31
The Preserve at Pecan Creek	Denton	100%	587	195	—	7
Village Park	Collin	100%	567	—	3	2
Westside at Buttercup Creek	Williamson	100%	1,496	1	66	—
Other projects (7)	Various	100%	1,566	20	135	5
Other
Other projects (2)	Various	100%	543	320	—	—
			13,759	13,217	642	1,590
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,311	504	52	113
Timber Creek	Collin	88%	—	601	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	175	—	—
Other projects (2)	Various	Various	10	198	—	18
			1,411	1,478	52	131
Total owned and consolidated			15,170	14,695	694	1,721
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	—	—	—
Harper’s Preserve	Montgomery	50%	513	1,215	30	49
Lantana - Rayzor Ranch	Denton	25%	1,163	—	50	—
Long Meadow Farms	Fort Bend	38%	1,514	290	187	118
Southern Trails	Brazoria	80%	870	126	1	—
Stonewall Estates	Bexar	50%	363	27	—	—
Other projects (7)	Various	Various	—	193	—	15
Total in ventures			4,747	2,672	268	182
Combined total			19,917	17,367	962	1,903
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and multifamily properties at third quarter-end 2015 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Dillon (b)	Charlotte	100%	Multifamily	3	379-unit luxury apartment
Eleven	Austin	100%	Multifamily	3	257-unit luxury apartment
Midtown	Dallas	100%	Multifamily	13	354-unit luxury apartment
Music Row (b)	Nashville	100%	Multifamily	1	230-unit luxury apartment
Elan 99 (b)	Houston	90%	Multifamily	17	360-unit luxury apartment
Acklen (b)	Nashville	30%	Multifamily	4	320-unit luxury apartment
HiLine (b)	Denver	25%	Multifamily	18	385-unit luxury apartment
360° (b)	Denver	20%	Multifamily	4	304-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2015	2014	2015	2014
Leasing Activity from Owned Mineral Interests
Acres Leased	1,720	744	3,343	3,865
Average Bonus / Acre	$291	$205	$298	$320
Delay Rentals Received	$98,000	$—	$182,000	$14,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells (at end of the period)	533	547	533	547
Oil Production (Barrels) (b)	31,800	32,900	102,600	96,000
Average Oil Price ($ / Barrel)	$45.92	$91.08	$47.81	$89.34
Natural Gas Production (MMcf)	258.3	273.5	775.3	792.0
Average Natural Gas Price ($ / Mcf)	$2.45	$4.35	$2.82	$4.18
BOE Production (c)	74,800	78,500	231,800	228,000
Average Price ($ / BOE)	$27.94	$53.30	$30.60	$52.15
Working Interests
Gross Wells (at end of the period)	413	447	413	447
Oil Production (Barrels) (b)	277,500	229,100	789,500	575,300
Average Oil Price ($ / Barrel)	$36.87	$83.17	$41.23	$87.74
Natural Gas Production (MMcf)	293.5	226.2	855.9	654.1
Average Natural Gas Price ($ / Mcf)	$2.20	$4.12	$2.60	$4.59
BOE Production (c)	326,400	266,900	932,100	684,400
Average Price ($ / BOE)	$33.32	$74.91	$37.31	$78.15
Total Oil & Gas Interests
Gross Wells (d) (at end of the period)	914	961	914	961
Oil Production (Barrels) (b)	309,300	262,000	892,100	671,300
Average Oil Price ($ / Barrel)	$37.80	$84.16	$41.98	$87.97
Natural Gas Production (MMcf)	551.8	499.7	1,631.2	1,446.1
Average Natural Gas Price ($ / Mcf)	$2.31	$4.24	$2.71	$4.37
BOE Production (c)	401,200	345,400	1,163,900	912,400
Average Price ($ / BOE)	$32.32	$70.00	$35.97	$71.65
Average Daily Production
BOE per Day
Royalty Interests	813	853	849	835
Working Interests	3,548	2,901	3,414	2,507
Total	4,361	3,754	4,263	3,342
Working Interests BOE per Day
North Dakota	2,589	1,664	2,318	1,347
Kansas/Nebraska	476	707	563	610
Texas, Louisiana and Other	483	530	533	550
Total	3,548	2,901	3,414	2,507
 _____________________

(a)
Includes our share of venture activity of which we own a 50% interest. Our share of natural gas production was 46.8 MMcf and 129.2 MMcf in the third quarter and first nine months of 2015 and 49.1 MMcf and 152.3 MMcf in the third quarter and first nine months of 2014.

(b)	Oil production includes natural gas liquids (NGLs).

(c)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(d)
Represent wells in which we own a royalty or working interest in a producing well. Includes wells operated by third-party lessees/operators. Excludes 31 and 33 working interest wells at third quarter-end 2015 and third quarter-end 2014, as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	Third Quarter		First Nine Months
	2015	2014	2015	2014
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	36,000	36,000	36,000
Productive Gross Wells	532	547	532	547
Mineral Interests Leased
Net Acres Held By Production (b)	45,000	46,000	45,000	46,000
Gross Wells Drilled	7	31	38	97
Productive Gross Wells (c)	382	414	382	414
Total Well Activity
Net Acres Held By Production	81,000	82,000	81,000	82,000
Gross Wells Drilled	7	31	38	97
Productive Gross Wells	914	961	914	961
 _____________________

(a)	Represent wells in which we own a royalty or working interest in a producing well. Includes wells operated by third-party lessees/operators.

(b)	Excludes approximately 8,000 net acres in which we have an overriding royalty interest.

(c)
Excludes approximately 1,200 wells in which we have an overriding royalty, and 31 and 33 working interest wells at third quarter-end 2015 and third quarter-end 2014, as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2015	2014	2015	2014
Fiber Sales
Pulpwood tons sold	45,600	71,500	109,100	157,900
Average pulpwood price per ton	$9.89	$11.18	$9.41	$11.00
Sawtimber tons sold	14,400	21,500	53,800	100,000
Average sawtimber price per ton	$20.41	$21.31	$21.22	$22.38

Total tons sold	60,000	93,000	162,900	257,900
Average stumpage price per ton (a)	$12.41	$13.52	$13.31	$15.41

Recreational Activity
Average recreational acres leased	97,000	107,800	99,900	111,400
Average price per leased acre	$8.93	$8.66	$9.18	$9.17
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
CALCULATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

In our third quarter and first nine months 2015 earnings release and conference call presentation materials furnished to the Securities and Exchange Commission on Form 8-K on November 4, 2015, we used certain non-GAAP financial measures. The non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial statements and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table shows a reconciliation of net income before special items and earnings per share excluding special items to net income and earnings per share (the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP). Net income excluding special items and earnings per share excluding special items are useful to evaluate the performance of the company because it excludes non-recurring non-cash impairments and other costs, which management believes are not indicative of the ongoing operating results of the business. A reconciliation of net income and earnings per share excluding special items to net income and earnings per share as computed under GAAP is illustrated below:

	Third Quarter		First Nine Months
	2015	2014	2015	2014
	(In millions, except share data)

Net income (loss) - as reported	($164.2)	$5.2	($206.9)	$28.4
Net income (loss) per share - as reported	($4.79)	$0.12	($6.04)	$0.65

Special items:
Deferred tax asset valuation allowance	98.9	—	98.9	—
Proved property impairments - oil & gas	42.5	—	58.8	—
Unproved leasehold interest impairments - oil & gas	10.3	—	23.8	—
Exploratory dry hole expense and other charges	—	—	6.9	—
Severance related charges	2.2	—	2.2	—
Total special items (after-tax)	$153.9	$—	$190.6	$—
Total special items per share (after-tax)	$4.48	$—	$5.57	$—

Net income (loss) - excluding special items	($10.3)	$5.2	($16.3)	$28.4
Net Income (loss) per share - excluding special items	($0.31)	$0.12	($0.47)	$0.65